Exhibit 99.1

NovaDel Initiates Pilot Clinical Study of Lingual Spray Version of World's Leading Anti-Emetic

Wednesday February 9, 8:30 am ET

FLEMINGTON, N.J.--(BUSINESS WIRE)--Feb. 9, 2005--NovaDel Pharma Inc., (AMEX: NVD - News)

•	Proprietary formulation may provide more rapid relief of nausea and vomiting induced by chemotherapy

•	Spray formulation designed to offer increased convenience for cancer patients receiving chemotherapy and radiotherapy

NovaDel Pharma Inc., (AMEX: NVD - News), a drug delivery company headquartered in Flemington NJ, announced today that it has initiated a pilot pharmacokinetic study in humans of its lingual spray formulation of ondansetron, the largest selling anti-emetic agent, currently marketed in the US as Zofran ® by GlaxoSmithKline. Annual U.S. sales for Zofran ® were approximately $1 billion in 2003 and the product's patent expires in June, 2006.

The pilot study will compare the pharmacokinetic profile of the lingual spray formulation of ondansetron to the approved oral dosage of Zofran ® in healthy volunteers. With positive results of this pilot pharmacokinetic trial, NovaDel's partner for the ondansetron lingual spray, Hana Biosciences (OTCBB: HNAB - News), would file an Investigational New Drug (IND) Application to commence an abbreviated clinical development program designed to support a 505(b)(2) submission, a form of New Drug Application (NDA) that relies on data in previously approved NDAs and published literature.

Ondansetron belongs to a class of drugs known as 5HT3 antagonists that are widely used to prevent chemotherapy-induced nausea and vomiting. According to the National Cancer Institute over 500,000 Americans received chemotherapy in 2004, and the majority of these patients received an anti-emetic such as ondansetron to prevent nausea and vomiting.

NovaDel licensed its patented lingual spray drug delivery technology to Hana for the purpose of developing and marketing a novel lingual spray formulation of ondansetron in the United States and Canada. NovaDel was awarded a patent covering a lingual spray version of ondansetron in 2004.

About NovaDel Pharma, Inc.

NovaDel Pharma, Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the- counter drugs. The company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. More information about NovaDel can be found on its website at http://www.NovaDel.com.

About Hana Biosciences

Hana Biosciences acquires, develops, and commercializes innovative products for the treatment of important unmet medical needs in cancer and immunological diseases. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact:
NovaDel Pharma Inc.
Investor Contact:
Michael Spicer, 908-782-3431 ext. 2550
or
The Investor Relations Group
Erik Lux/John Nesbett, 212-825-3210